As filed with the Securities and Exchange Commission on February 13, 1998
                                         Registration No. 333-___________
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------

                         RADIANT TECHNOLOGY CORPORATION
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         California                                       95-2800355
---------------------------                       ---------------------------
(State or other jurisdiction                   (IRS Employer Identification No.)
of incorporation or organization)

              1335 South Acacia Avenue, Fullerton, California 92831
              -----------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

              RADIANT TECHNOLOGY CORPORATION 1998 STOCK OPTION PLAN
              -----------------------------------------------------
                            (Full title of the plan)

                               Lawrence R. McNamee
                            1335 South Acacia Avenue
                           Fullerton, California 92831
                        ---------------------------------
                     (Name and address of agent for service)

                                 (714) 991-0200
                    -----------------------------------------
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee
-------------------------------------------------------------------------------
                                  Proposed         Proposed
Title of                          maximum          maximum          Amount of
securities to be   Amount to be   offering price   aggregate       registration
registered         registered     per unit        offering price      fee
-------------------------------------------------------------------------------
Common Stock,      636,666        $.8725(1)        $ 235,850(1)    $ 71.47
no par value       shs.(2)         -------          --------        ------

-------------------------------------------------------------------------------

(1) Based upon the average of the bid and asked prices for the registrant's common stock on February 10, 1998 for purposes of computing the registration fee on underlying options to purchase 180,000 shares not yet granted in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the exercise price for the registrant's common stock for purposes of computing the registration fee on 456,666 underlying outstanding options.

(2) Includes 180,000 shares issuable upon exercise of stock options which are part of the 1998 Stock Option Plan and 456,666 shares issuable to employees and directors upon exercise of non-qualified stock options, which are not part of the 1998 Stock Option Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

Radiant Technology Corporation (the "Company") incorporates by reference into this Registration Statement:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.

         2. The description of the Company's common stock contained in the Company's Registration Statement on Form S-18 (Reg. No. 2-72528-LA).

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
-----------------------------------

         Inapplicable.

Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

         Inapplicable.

Item 6.  Indemnification of Directors and Officers.
---------------------------------------------------

         California Statutes

SS.317.  INDEMNIFICATION OF CORPORATE "AGENT".

         (a) for the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

         (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

         No indemnification shall be made under this subdivision for any of the following:

         (1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

        (2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

         (3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

         (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

         (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

         (1) A majority vote of a quorum consisting of directors who are not parties to such proceeding.

         (2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

         (3) Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

         (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

         (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of Section 315 do not apply to advances made pursuant to this subdivision.

     (g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by
Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, paragraph
(11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

         (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

         (1) That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

         (2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph
(11) of subdivision (a) of Section 204; or (2)(A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

         (j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207.

         Articles of Incorporation
         -------------------------

         The Company's Articles of Incorporation, as amended, provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. The Company's Articles of Incorporation authorize the Company to provide idemnification of agents for breach of duty to the Company and its shareholders through bylaw provisions, or through agreements with its agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California

Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code.

         Bylaws
         ------

         Article VI of the Company's Bylaws provides for indemnification of the Company's directors, officers and agents to advance expenses for defense of litigation and to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such and authorize the Board to extend such indemnity to others as follows:

                          ARTICLE VI. Indemnification.
                                      ----------------

         Section 1. DEFINITIONS. For the purposes of this Article, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation. "Proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under Sections 4 or 5(c).

         Section 2. INDEMNIFICATION IN ACTIONS BY THIRD PARTIES. The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

         Section 3. INDEMNIFICATION IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. No indemnification shall be made under this Section 3:

         (a) In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of such person's duty to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for the expenses which such court shall determine;

         (b) Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

         (c) Of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

         Section 4. INDEMNIFICATION AGAINST EXPENSES. To the extent that an agent of the corporation has been successful on the merits in defense of any proceeding referred to in Sections 2 or 3 or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

         Section 5. REQUIRED DETERMINATION. Except as provided in Section 4, any indemnification under this Article shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in Sections 2 or 3, by:

         (a) A majority vote of a quorum consisting of directors who are not parties to such proceeding;

         (b) Approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or

         (c) The court in which such proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by the corporation.

         Section 6. ADVANCE OF EXPENSES. Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this Article.

         Section 7. OTHER INDEMNIFICATION. No provision made by the corporation to indemnify its or its subsidiary's directors or officers for the defense of any proceeding, whether contained in the Articles, Bylaws, a resolution of shareholders or directors, an agreement or otherwise, shall be valid unless consistent with this Article. Nothing contained in this Article shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

         Section 8. FORMS OF INDEMNIFICATION NOT PERMITTED. No indemnification or advance shall be made under this Article, except as provided in Sections 4 or 5(c), in any circumstances where it appears:

         (a) That it would be inconsistent with a provision of the Articles, Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

         (b) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         Section 9. INSURANCE. The corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provision of this Article.

         Section 10. NONAPPLICABILITY TO FIDUCIARIES OF EMPLOYEE BENEFIT PLANS. This Article does not apply to a proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent of the corporation as defined in Section 1. A corporation shall have power to indemnify such a trustee, investment manager or other fiduciary to the extent permitted by Subdivision (f) of Section 207 of the California General Corporation Law.

         Indemnity Agreements.
         ---------------------

         The Company has entered into an Indemnity Agreement with each of its directors and officers pursuant to which the Company has agreed to maintain directors' and officers' liability insurance unless the Company determines in good faith that such insurance is not reasonably available, the premium costs are disproportionate to the amount of coverage, the coverage islimited by exclusions so as to provide insufficient benefit or the director or officer is covered by similar insurance maintained by a subsidiary of the Company. The Indemnity Agreements also provide for mandatory indemnification of a director or officer against third party actions and derivative actions and mandatory advancement of expenses subject to the undertaking of the director or officer to repay advanced expenses if it is ultimately determined that the director or officer was not entitled to indemnification.


Item 7.  Exemption from Registration Claimed.
---------------------------------------------

         Inapplicable.
                                      II-8

Item 8.  Exhibits.
------------------

Exhibit Number                           Description
--------------                           -----------

3.1 Certificate of Restated Articles of Incorporation incorporated by reference to the Registration Statement of Form S-18 (Registration No. 2-72528-LA).

3.1(a) Certificate of Amendment of Articles of Incorporation incorporated by reference to the Proxy Statement dated January 14, 1986.

3.1(b) Certificate of Amendment of Articles of Incorporation incorporated by reference to Annual Report on Form 10-K filed January 15, 1990.

3.2 Restated Bylaws incorporated by reference to the Registration Statement on From S-18 (Registration No. 2-72528-LA).

3.2(a) Amendment to Bylaws incorporated by reference to Annual Report on Form 10-K filed January 15, 1990.

4.1 Specimen of Common Stock Certificate incorporated by reference to Registration Statement on From S-18 (Registration No. 2-72528-LA).

5.1               Opinion of Bruck & Perry re: legality of shares.

10.1 Stock Option Agreement dated as of September 30, 1992 between the Company and Lawrence R. McNamee.

10.2 Form of Amended and Restated Non-Qualified Stock Option Agreement dated as of September 30, 1996 between the Company and Joseph S. Romance, Peter D. Bundy, Robert B. Thompson and Carson T. Richert.

23.1 Consent of Bruck & Perry, A Professional Corporation (included in its opinion filed as Exhibit 5.1 to the Registration Statement).

23.2              Consent of Cacciamatta Accountancy Corporation.

99.1 Radiant Technology Corporation 1998 Stock Option Plan and Forms of Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement.

Item 9.  Undertakings.
----------------------

         A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------
The Registrant
--------------

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on January 22, 1998.

                         RADIANT TECHNOLOGY CORPORATION,
                              a California corporation



                              By:/s/ LAWRENCE R. MCNAMEE
                                 -----------------------------------------
                                 Lawrence R. McNamee,
                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                      Title                        Date
        ---------                      -----                        ----


/s/ LAWRENCE R. MCNAMEE        Chief Executive Officer       January 22, 1998
-----------------------        and Director (Principal
LAWRENCE R. McNAMEE            Financial and Accounting
                                       Officer)


/s/ JOSEPH S. ROMANCE          Director                      January 22, 1998
---------------------
JOSEPH S. ROMANCE



/s/ CARSON T. RICHERT          Director                      January 22, 1998
---------------------
CARSON T. RICHERT



/s/ PETER D. BUNDY             Director                      January 22, 1998
------------------
PETER D. BUNDY



/s/ ROBERT B. THOMPSON         Director                      January 22, 1998
----------------------
ROBERT B. THOMPSON